Exhibit 10.5

THE

ESTEE LAUDER INC.

RETIREMENT BENEFITS RESTORATION PLAN

Effective as of January 1, 1984

Amended and Restated effective December 31, 2008

THE

ESTEE LAUDER INC.

RETIREMENT BENEFITS RESTORATION PLAN

ARTICLE I

INTRODUCTION

1.     This instrument amends and restates as of December 31, 2008, the terms and conditions of the Estee Lauder Inc. Retirement Benefits Restoration Plan, as previously adopted effective as of January 1, 1984.

2.     The purpose of this Plan is to provide for certain employees of the Company and its subsidiaries retirement benefits over and above the benefits provided by the Estee Lauder Inc. Retirement Growth Account Plan.  This Plan is not intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

3.     The Plan is intended to be an “excess benefit plan” as that term is defined in Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) with respect to those employees whose benefits under the Retirement Plan have been limited by Section 415 of the Code, and a “top hat” plan meeting the requirements of Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of ERISA with respect to those employees whose benefits under the Retirement Plan have been limited by Section 401(a)(17) of the Code.  The Plan intends to comply and has been administered in accordance with Section 409A of the Code.

ARTICLE II

DEFINITIONS

1.     “Actuarial Equivalent” means, with respect to a Participant’s Retirement Plan Supplemental Benefit, an immediately payable lump sum which has the same present value as the Participant’s Retirement Plan Supplemental Benefit when measured on the basis of the interest rate, mortality table and other factors specified in Appendix A of the Retirement Plan as of the date of commencement of payment.

2.     “Beneficiary” shall mean the individual or individual’s designated by the Participant to receive their Retirement Plan Supplemental Benefit in the event of death.

3.     “Board” shall mean the Board of Directors of the Company.

4.     “Code” shall mean the Internal Revenue Code of 1986, as amended.

5.     “Company” shall mean Estee Lauder Inc. or any successor thereto.

6.     “Employee Benefits Committee” shall mean the Estee Lauder Inc. Employee Benefits Committee, which administers the Retirement Plan.

7.     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

8.     “Fiduciary Committee” shall mean the Estee Lauder Inc. Fiduciary Investment Committee, which performs certain fiduciary functions with respect to the Retirement Plan.

9.     “Key Employee” shall mean, consistent with Section 416(i)(1) of the Code, an employee of the Company or a subsidiary who is: (a) an officer of the Company or subsidiary with an annual compensation greater than $130,000 (or such greater amount as determined under Section 416(i)(1)(A)(iii) of the Code), (b) a 5-percent owner of the Company or subsidiary, or (c) a 1-percent owner of the Company or affiliate with an annual compensation from the Company or affiliate of more than $150,000, at any time during the year.

10.   “Participant” shall mean any participant in the Retirement Plan whose benefit thereunder is limited by Section 415 or Section 401(a)(17) of the Code.

11.   “Plan” shall mean the Estee Lauder Inc. Retirement Benefits Restoration Plan as hereinafter from time to time amended.

12.   “Plan Year” shall mean the period beginning January 1 and ending December 31 of each calendar year.

13.   “Prior Plan Participant” shall mean a Participant (a) who terminated employment prior to January 1, 2008 and (b) whose benefit under the Plan as of December 31, 2008 is greater than $50,000.00 (on an Actuarial Equivalent basis) and has not been paid or commenced.

14.   “Retirement Plan” shall mean the Estee Lauder Inc. Retirement Growth Account Plan, as amended and restated as of January 1, 2008, and as amended from time to time thereafter.

15.   “Retirement Plan Supplemental Benefits” shall mean the benefits provided for pursuant to Article III hereof.

ARTICLE III

BENEFITS PAYABLE UNDER THIS PLAN

1.     A Participant’s Retirement Plan Supplemental Benefit shall be an amount equal to the excess of (i)  over (ii)  where:

(i)  is the benefit which would have been paid to such Participant (or his Beneficiary) under the Retirement Plan, if the provisions of the Retirement Plan were administered without regard to the limitations set forth in Section 415 of the Code and reflected in the Retirement Plan; and

(ii)  is the limited benefit which is payable to such Participant (or his Beneficiary) under the Retirement Plan after giving effect to the limitations set forth in Section 415 of the Code and reflected in the Retirement Plan.

2.    In addition, each Participant shall be entitled to an additional Retirement Plan Supplemental Benefit equal to the amount by which the Retirement Plan Supplemental Benefit determined under Section 1 of this Article III would be greater if it were determined:

(i) by disregarding, in addition to Section 415 limitations, any limitations on such Participant’s “Compensation” and “Average Final Compensation” imposed by reason of Section 401(a)(17) of the Code, and

(ii) by including in such Employee’s “Compensation” and “Average Final Compensation,” for the year in which it is earned, (A) any amount deferred by the Employee pursuant to a deferred compensation plan sponsored by the Company,  and (B) in the case of an Employee who served as (1) an executive officer of the Company or its parent company and (2) as a director of its Swiss subsidiary, Estee Lauder AG Lachen, any amount paid as base salary, director fee or bonus by such subsidiary.

ARTICLE IV

PAYMENT OF BENEFITS

1.     Payment of a Participant’s Retirement Plan Supplemental Benefits shall commence within 90 days following the Participant’s termination of employment provided, that:

(a)   in the case of a Participant whose termination of employment is involuntary and who receives salary continuation  under a salary continuation agreement with the Company, payment will be delayed by one month for each month of the Participant’s service with the Company with a minimum delay of 3 months and a maximum delay of 24 months.

(b) in the case of a Key Employee whose termination of employment occurs at a time when the stock of the Company is publicly traded on an established securities market or otherwise, payment will not commence earlier that the first day of the 7th month following termination of employment.

(c) in the case of a Prior Plan Participant payment shall be made as soon as practicable following their attainment of age 60.

2.       Payment of a Participant’s Retirement Plan Supplemental Benefits shall be made to the Participant, or in the event of the Participant’s death, to the Participant’s Beneficiary, in the form of an Actuarial Equivalent lump sum. Notwithstanding any provision of the Plan or a Participant’s election to the contrary, in the event the Actuarial Equivalent of a Participant’s Retirement Plan Supplemental Benefits exceeds $1,000,000.00 payment shall be made in equal annual installments over a period of five (5) years.

ARTICLE V

VESTING

1.       A Participant shall be vested in his Retirement Plan Supplemental Benefits to the same extent such Participant is vested in his accrued benefit under the Retirement Plan.

ARTICLE VI

FUNDING

1.       Benefit payment shall be paid in cash from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of distributions.  Nothing contained in this Plan and no action taken pursuant to its provisions shall create or be construed to create a trust of any kind, nor a fiduciary relationship between the Company and the Participant or any other person.  To the extent that any person acquires a right to receive benefits from the Company under this Plan, such right shall be no greater than the right of an unsecured creditor of the Company.

ARTICLE VII

ADMINISTRATION OF THE PLAN

1.       This Plan shall be operated under direction of the Board and administered by the Employee Benefits Committee, in a manner consistent with the operation and administration of the Retirement Plan as set forth in the appropriate articles of such plan.  The Employee Benefits Committee’s decision in any matter involving the interpretation and application of this Plan shall be final and binding.

ARTICLE VIII

LOSS OF BENEFITS

1.       Notwithstanding any provision of this Plan to the contrary, in the sole discretion of the Company and after written notice to the Participant or such other person designated by the Participant, rights to receive any benefits under this Plan may be forfeited, suspended, reduced or terminated in cases of gross misconduct by the Participant, or of any conduct, activity or competitive occupation which is reasonably deemed to be prejudicial to the interests of the Company, including but not limited to the utilization or disclosure of confidential information for gain or otherwise.

ARTICLE IX

AMENDMENT AND TERMINATION

1.       The Company expects to continue this Plan indefinitely but reserves the right to amend or terminate it if, in its sole judgment, such a change is deemed necessary or desirable.  If the Company shall amend this Plan, the rights of a Participant to his accrued benefit under the Plan, determined as of the date of such amendment, shall be nonforfeitable to the extent that any such amendment would reduce such Participant’s benefit hereunder.  If the Company shall terminate this Plan, the rights of an Participant to his accrued benefit hereunder shall, as of the date of such termination, be non-forfeitable and, unless the Fiduciary Committee approves earlier payment, such accrued benefit shall be paid at such time or times as provided in Article IV hereof.

2.       If the Company should terminate the Retirement Plan with respect to Participants therein, Participants shall cease to accrue additional benefits hereunder and, unless the Fiduciary Committee approves earlier payment, their accrued benefits under this Plan as of the date of such termination shall continue to be payable at the same time or times, in the same manner and with the same limitations as their benefits would have been paid under the Retirement Plan if such plan had not terminated.  Notwithstanding the foregoing, the Fiduciary Committee shall be permitted to pay all benefits that would be available hereunder if Participants had terminated employment on the date of termination of the Plan provided, that:

(a) the termination does not occur proximate to a downturn in the financial health of the Company,

(b) the Company terminates and liquidates all other plans and arrangements that are required to be aggregated with this Plan pursuant to Treas. Reg. § 1.409A-1(c),

(c) no payments may be made within the first twelve months following such termination that would not otherwise have been made if the termination did not occur,

(d) all payments are made within twenty four months of the termination of this Plan, and

(e) the Company may not establish any new plan or arrangement covering any Participant covered by this Plan or any Plan required to be terminated and liquidated under (b) above that would be aggregated with such plans pursuant to Treas. Reg.§ 1.409A-1(c) within three years following the date of termination.

ARTICLE X

MISCELLANEOUS

1.                     (a)       No right to payment or any other interest of a Participant shall be assignable or subject to attachment, execution or levy of any kind, except to the extent permitted by law or a court ruling.

(b)       No contribution to or benefit payable under this Plan shall be deemed salary or other compensation to the Participant for the purpose of computing benefits to which he may be entitled under the Retirement Plan.  This Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns and the Participant and his Beneficiary.

(c)       Neither the eligible Participant nor his Beneficiary shall encumber, sell or dispose of the right to receive the payments provided under this Plan, which payments and the rights thereto are expressly declared to be nontransferable and nonassignable.

(d)       The Company may withhold from any benefits payable under the Plan any taxes required to be withheld pursuant to any law or governmental regulation or ruling.

(e)       Nothing in this Plan shall be construed as giving any Participant the right to be retained in the employ of the Company or any other “Employer” (within the meaning of the Retirement Plan).  Each Employer expressly reserves the right to dismiss any Participant at any time without regard to the effect which such dismissal might have upon him under the Plan.

(f)        This Plan shall be construed, administered and enforced according to the laws of the State of New York.